Exhibit 99.1

Gladstone Land Acquires Land

and Facilities in South Florida

MCLEAN, Va., July 22, 2019 (GLOBE NEWSWIRE) — Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) announced that it has acquired 3,586 total acres of farmland and facilities in South Florida (the “Property”) for total consideration consisting of $54.5 million in cash and 288,303 common units of limited partnership interest in its operating partnership (“OP Units”). The OP Units issued were valued at $12.14 per unit, resulting in total consideration of approximately $58.0 million. While the Property has a history of vegetable and citrus farming, it is currently used for diversified agricultural purposes, with the primary use being water retention. In connection with the acquisition, the Company also entered into an eight-year, triple-net lease with Caulkins Citrus Company, Ltd. (“Caulkins Citrus”).

“We are very pleased to acquire another property in a prime vegetable growing region in South Florida,” said Bill Frisbie, Managing Director of Gladstone Land. “The majority of the Property is currently utilized to retain and prevent water flowing from Lake Okeechobee to the coastal communities, which can have a negative environmental impact. Our tenant, Caulkins Citrus, has a multi-year contract with the South Florida Water Management District, with funding provided by the State of Florida. The Property is adjacent to a large organic vegetable farm that we currently own and the Property has the potential to be converted into prime organic farm acreage in the future; however, our objective is to keep using it in its current purpose for as long as the State of Florida desires.”

“We are excited to partner with Gladstone Land on this property and look forward to continuing our management of the Caulkins Water Farm as part of the State of Florida’s comprehensive efforts to improve water quality in South Florida,” said George Caulkins, Managing Partner of Caulkins Citrus. “Given our experience in partnering with South Florida Water Management District to bring our water farm online in a timely and cost-effective manner, we plan to use the capital from this transaction to explore additional land investments in the state to retain and treat water and help eliminate discharges.”

“This is an exciting acquisition for us and one that allows us to form a new relationship in Florida,” said David Gladstone, President and CEO of Gladstone Land. “We now own nearly 80,000 acres of farmland that are 100% leased to tenants who we believe to be great tenants. We believe in taking care of the land and water in Florida.”

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets across the U.S. The Company leases its properties to unrelated third-party farmers. The Company reports the fair value of its farms on a quarterly basis, and as of March 31, 2019, the estimated net asset value of its stock was $12.30 per share. The Company currently owns 92 farms, comprised of 79,796 acres in 10 different states, valued at approximately $733 million. The farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as groves of blueberries and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. The Company pays monthly distributions to its stockholders and has paid 76 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.04455 per month, or $0.5346 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

•	Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com, or Tony Marci at (831) 225-0883 or tony.m@gladstoneland.com

Lenders who are interested in providing the Company with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”), as filed with the SEC on February 26, 2019, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

For a definition of net asset value and a reconciliation to the most directly comparable GAAP measure, please see the Company’s Form 10-K.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893